Artisan Partners Asset Management Inc. Reports May 2021 Assets Under Management
Milwaukee, WI - June 9, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of May 31, 2021 totaled $172.9 billion. Separate accounts1 accounted for $88.9 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $84.0 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of May 31, 2021 - ($ Millions)
Growth Team
Global Opportunities	$26,419
Global Discovery	2,363
U.S. Mid-Cap Growth	16,826
U.S. Small-Cap Growth	6,245
Global Equity Team
Global Equity	2,955
Non-U.S. Growth	22,359
Non-U.S. Small-Mid Growth	8,871
China Post-Venture	135
U.S. Value Team
Value Equity	3,954
U.S. Mid-Cap Value	4,149
International Value Team
International Value	29,651
International Small Cap Value	21
Global Value Team
Global Value	26,330
Select Equity	436
Sustainable Emerging Markets Team
Sustainable Emerging Markets	942
Credit Team
High Income	7,263
Credit Opportunities	113
Developing World Team
Developing World	9,675
Antero Peak Group
Antero Peak	3,178
Antero Peak Hedge	1,031

Total Firm Assets Under Management ("AUM")	$172,916

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets - $23 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.